Exhibit 99.1

1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-4966
NYSE: SPN

FOR FURTHER INFORMATION CONTACT:
Greg Rosenstein, VP of Investor Relations, 504-362-4321
SUPERIOR ENERGY SERVICES AUTHORIZES $350 MILLION
SHARE REPURCHASE PROGRAM
Company intends to repurchase shares opportunistically under plan that expires in December of 2009
Harvey, La. — September 18, 2007 — Superior Energy Services, Inc. (NYSE: SPN) announced today that its Board of Directors has authorized a $350 million share repurchase program of the company’s common stock. The stock repurchase program will expire on December 31, 2009.
“Our intention is to return capital to shareholders by repurchasing shares opportunistically when conditions warrant over the next two years,” said Terence E. Hall, chairman and chief executive officer. “Our Board, management and employees have been extremely focused and dedicated to growing revenues, earnings and free cash flow which has paid off handsomely for our stockholders. Due to these efforts, we are extremely pleased to initiate this $350 million share repurchase program which we believe will increase shareholder value.”
Superior Energy Services, Inc. serves the drilling-related needs of oil and gas companies primarily through its rental tools segment and the production-related needs of oil and gas companies through its well intervention, rental tools and marine segments. The Company uses its production-related assets to enhance, maintain and extend existing production and, at the end of a property’s economic life, plug and abandon wells and decommission platforms and structures. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
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